CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 84 to the Registration Statement (Form N-1A, No. 002-85229) of our report dated December 17, 2010, on the financial statements and financial highlights of Neuberger Berman High Income Bond Fund, Neuberger Berman Municipal Intermediate Bond Fund, Neuberger Berman Short Duration Bond Fund, and Neuberger Berman Strategic Income Fund (four of the series constituting Neuberger Berman Income Funds) included in the October 31, 2010 Annual Report to Shareholders of Neuberger Berman Income Funds.

                                    /s/ Ernst & Young LLP

Boston, Massachusetts
February 24, 2011